Exhibit 99.1

Contact:	Steve Reichenbach
Chief Financial Officer
253-850-3500

FLOW INTERNATIONAL COMPLETES RESTATEMENT AND

FILES AMENDED 10-K/A FOR YEAR ENDED APRIL 30, 2004

KENT, Wash., December 20, 2004 – Flow International Corporation (Nasdaq: FLOW), the world’s leading developer and manufacturer of ultrahigh-pressure waterjet technology equipment used for cutting, cleaning (surface preparation) and food safety applications, today announced that it has filed with the Securities and Exchange Commission, a Form 10-K/A amending its Form 10-K for the fiscal year ended April 30, 2004.

The amendment includes corrections to the Company’s financial statements for the fiscal years ended April 30, 2004, 2003 and 2002 resulting from the completion of reconciliations of historical inter-company account balances, review of the treatment of foreign currency gains and losses on inter-company balances, reclassification of the senior credit facility and a correction in the value ascribed to the warrants issued to our subordinated debt lender in May 2001.

The amended Form 10-K/A reflects foreign currency adjustments in Other Income / (Expense), net, as well as correction of entries originally recorded as foreign currency revaluation that should have been recorded to Cost of Sales and Provision for Income Taxes in the Consolidated Statement of Operations. The correction of the warrant valuation resulted in a reduction in interest expense in subsequent periods. In addition to these entries, an associated entry to the tax provision was also calculated. The Company corrected its Consolidated Statement of Cash Flows for all three years to reflect the effects of foreign exchange rate changes in the appropriate categories. The Company revised the classification of its senior credit facility to current on the Consolidated Balance Sheets due to the existence of a subjective acceleration clause in the credit agreement and the use of current cash receipts to directly reduce the liability. Note 2 to the Consolidated Financial Statements in the Form 10-K/A includes a complete description of the adjustments. See the attached table for a summary of the restatements in the Consolidated Statements of Operations, Consolidated Statements of Cash Flows and Consolidated Balance Sheets.

The Company intends to file its first quarter Form 10-Q and its second quarter Form 10-Q as soon as practicable. The Company does not intend to amend prior Form 10-Q’s for the restated items above. Rather the Company will restate, as appropriate, the prior-year quarter’s financial information in prospective Form 10-Q’s to reflect the adjustments in the Form 10-K/A. Accordingly, these historical financial statements and other communications related to such periods should no longer be relied upon.

About Flow International

Flow provides total system solutions for various industries, including automotive, aerospace, paper, job shop, surface preparation, and food production. For more information, visit www.flowcorp.com.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the December 20, 2004, Flow International Corporation Form 10-K/A Report filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.

Table to follow

Flow International Corporation

Table of Items Have Been Restated in Our Form 10-K/A:

Dollars in thousands, except per share data

	Year Ended April 30, 2004		Year Ended April 30, 2003		Year Ended April 30, 2002
	As previously reported	Restated	As previously reported	Restated	As previously reported	Restated
Consolidated Statement of Operations
Cost of Sales	$111,970	$112,382	*	*	$107,819	$109,129
Gross Margin	65,639	65,227	*	*	69,071	67,761
Operating (Loss) Income	(1,471)	(1,883)	*	*	1,422	112
Interest Expense, net	(12,995)	(12,785)	$(11,319)	$(11,162)	(8,823)	(8,707)
Other Income (Expense), net	4,413	7,817	(4,333)	958	(2,276)	(2,772)
Loss Before Provision for Income Taxes	(10,053)	(6,851)	(62,309)	(56,861)	(9,677)	(11,367)
(Provision) Benefit for Income Taxes	(5,099)	(5,197)	(7,180)	(12,603)	3,290	3,123
Loss Before Discontinued Operations, Net of Tax	(15,152)	(12,048)	(69,489)	(69,464)	(6,387)	(8,244)
Net Loss	(14,626)	(11,522)	(70,012)	(69,987)	(5,996)	(7,853)
Loss per Share:
Basic and Diluted
Loss Before Discontinued Operations	(.98)	(.78)	*	*	(.42)	(.54)
Net Loss	(.95)	(.75)	*	*	(.39)	(.52)
Consolidated Statement of Cash Flows
Cash Provided by Operating Activities	12,331	12,237	8,400	10,256	6,851	6,391
Cash Used in Investing Activities	*	*	*	*	(8,055)	(8,121)
Effect of Exchange Rate Changes	(635)	(541)	1,464	(392)	(1,670)	(1,144)

	As of April 30, 2004		As of April 30, 2003
	As previously reported	Restated	As previously reported	Restated
Consolidated Balance Sheets:
Restricted Cash	2,156	1,101	*	*
Deferred Income Taxes	536	970	957	1,616
Other Current Assets	5,606	5,562	7,464	7,646
Total Current Assets	91,276	90,611	100,140	100,981
Goodwill	10,664	11,260	10,141	10,737
Other Assets	3,694	4,749	*	*
Total Assets	134,085	135,071	146,264	147,701
Notes Payable	9,887	8,687	*	*
Current Portion of Long-Term Obligations	60	40,040	23	56,446
Taxes Payable and Other Accrued Taxes	*	*	1,590	1,943
Total Current Liabilities	60,891	99,671	50,914	107,690
Long-Term Obligations	75,400	38,081	83,775	29,023
Total Liabilities	140,802	142,263	138,480	140,504
Capital in Excess of Par	56,629	54,686	55,869	53,925
(Accumulated Deficit) Retained Earnings	(55,432)	(59,965)	(40,806)	(48,443)
Accumulated Other Comprehensive Loss	(10,431)	(4,429)	(9,758)	(764)
Total Shareholders’ (Deficit) Equity	(9,077)	(9,552)	5,459	4,872
Total Liabilities and Shareholder’s (Deficit) Equity	134,085	135,071	146,264	147,701

*	The restatements described above did not result in a restatement of this line item in this fiscal year in the Company’s previously reported financial statements.